Exhibit 99.1

For more information, please contact: MEDIA: Jon Harris 312-549-5356 Jon.Harris@ConAgraFoods.com
ANALYSTS: Johan Nystedt 312-549-5002 Johan.Nystedt@ConAgraFoods.com

CAG: CONTINUED MARGIN PROGRESS DRIVES Q4 EPS AS PLANNED;

FISCAL 2016 PORTFOLIO, MARGIN, BALANCE SHEET PROGRESS

SETS STRONG FOUNDATION

CONAGRA BRANDS AND LAMB WESTON TO OUTLINE FISCAL 2017 AND

LONG-TERM FINANCIAL GOALS AT INVESTOR EVENTS

CHICAGO, June 30, 2016 — Today ConAgra Foods, Inc. (NYSE: CAG) reported results for the fiscal 2016 fourth quarter ended May 29, 2016.

Highlights (% cited indicates change vs. year-ago amounts, where applicable. SG&A refers to selling, general, and administrative expense, and COGS refers to cost of goods sold)

•	As reported, diluted EPS from continuing operations for the fourth quarter of fiscal 2016 was $(0.07), reflecting a charge for the year-end re-measurement of pension amounts, compared with $0.54 in the year-ago period. Adjusted for items impacting comparability, diluted EPS from continuing operations was $0.52, largely as planned, compared with $0.55 in the year-ago period.

•	The comparable EPS decline reflects the fact that the year-ago period included an additional week, and that the current period included higher incentives expense, higher marketing expense, and a negative impact from foreign exchange. The impact of these items was expected, and included in the previously communicated 2016 fourth quarter guidance.

•	The company estimates that the additional week in the year-ago period contributed an estimated 7% to sales and volume performance in results for the fiscal 2015 fourth quarter.

•	Consumer Foods continued to post good margins in the quarter as it generated productivity savings, experienced favorable commodity input costs, and continued to improve discipline around promotional strategies.

•	Commercial Foods demonstrated good performance in the quarter, driven by Lamb Weston’s results globally, with particular strength in key Asian markets.

•	The company recently announced separate agreements to sell its Spicetec Flavors & Seasonings business and its JM Swank business, which are parts of the Commercial Foods segment. The transactions, which are expected to close in the first quarter of fiscal 2017, are expected to generate combined net proceeds of approximately $479 million.

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CONAGRA FOODS

•	As previously discussed, the company plans to complete the relocation of its corporate headquarters from Omaha, NE to Chicago, IL in the first quarter of fiscal 2017.

CEO Perspective:

Sean Connolly, CEO of ConAgra Foods commented, “Fiscal 2016 was a year of tremendous accomplishment and progress, as we reshaped the portfolio, strengthened the balance sheet, and transformed our culture. Specifically, we divested the Private Brands operations, repaid approximately $2.5 billion of debt, announced plans to spin-off Lamb Weston and sell other parts of the Commercial Foods segment, and prepared to move our headquarters to Chicago as part of becoming more lean and agile.”

He continued, “Amidst all of this change, both of our operating segments posted very good results, largely reflecting increased focus on expanding margins through continued supply chain productivity, better price/mix, and lower SG&A. In the near term, we will remain focused on these areas while pursuing targeted and impactful marketing and innovation to deliver consistent margin and profit improvement. Each segment is in an excellent position as we prepare to operate Conagra Brands and Lamb Weston as more focused pure plays later this year, and I want to congratulate our team on their successes getting us to this point.”

Overall Results

For the fiscal 2016 fourth quarter ended May 29, 2016, diluted earnings per share from continuing operations were $(0.07) as reported, compared with $0.54 for the fourth quarter of fiscal 2015. The reported loss in the fourth quarter was largely the result of a charge for the re-measurement of pension amounts. After adjusting for items impacting comparability, comparable diluted EPS from continuing operations was $0.52 this quarter and $0.55 in the year-ago period. Items impacting comparability are summarized and reconciled for Regulation G purposes starting on page 10.

For the full year fiscal 2016, diluted earnings per share from continuing operations were $1.09 compared with $1.73 for fiscal 2015. After adjusting for items impacting comparability, fiscal 2016 comparable diluted earnings per share from continuing operations were $2.08, compared with $1.93 in fiscal 2015.

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CONAGRA FOODS

Consumer Foods Segment

Branded food items sold worldwide in retail channels.

The focus of the Consumer Foods team in the fiscal fourth quarter, and throughout the fiscal year, was on strengthening the business by building a higher quality volume base; this involved taking actions that emphasize profit margins over volume. In particular, the company’s price increases on certain Banquet branded products, associated with product quality improvements, as well as improved trade promotion discipline across several areas of the portfolio, negatively impacted volume but favorably impacted margin. Supply chain productivity and favorable commodity input costs played a significant role in the segment’s comparable operating margin expansion. The strong margin performance has enabled increased marketing investment in product-line renovations.

The Consumer Foods segment posted sales of approximately $1.7 billion and operating profit of $230 million in the fiscal fourth quarter, as reported. Sales declined 12%, approximately 7 points of which is attributable to the benefit of the extra week in the year-ago period. Adjusting for the benefit of the extra week in the year-ago period, sales declined 5%, reflecting a 4% volume decrease, flat price/mix, and a negative 1% impact from foreign exchange (all rounded).

•	Adjusting for the benefit of the extra week in the year-ago period, brands posting sales growth for the fiscal fourth quarter include Slim Jim, Hebrew National, Reddi-wip, Peter Pan, Egg Beater’s, Rosarita, and others.

•	Other brand details are in the written Q&A document accompanying this release.

Segment operating profit was $230 million compared with $309 million in the year-ago period, as reported for the quarter. After adjusting for items impacting comparability, current quarter comparable operating profit of $290 million declined from the $324 million earned in the year-ago period. The comparable operating profit decline reflects lower volume, including the impact of the extra week in the year-ago period, as well as the impact of foreign exchange, partially offset by lower SG&A expense. Although comparable operating profit declined for the aforementioned reasons, comparable operating margin continued to expand as a result of good productivity and overall lower commodity input costs, as well as strong SG&A discipline. Advertising increased by $5 million, or 8%, as the company continued its previously discussed strategy to make targeted investments in high-potential brands.

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CONAGRA FOODS

Commercial Foods Segment

Specialty potato, seasonings, blends, flavors, and bakery products, as well as consumer branded and private label packaged food items, sold to restaurants, foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1.1 billion, 6% below year ago amounts due to the extra week in the year-ago-period, and operating profit was $156 million, in line with year-ago amounts, as reported in the fourth quarter of fiscal 2016.

Adjusting for the impact of the extra week in the year-ago period, Lamb Weston continued to perform well globally, with particular strength in key Asian markets. On this same basis of comparison, other parts of the Commercial Foods segment performed in line with year ago results.

During the quarter, the company announced a definitive agreement to sell its Spicetec Flavors & Seasonings business. Shortly after the quarter, the company announced a definitive agreement to sell its JM Swank business. Each of these divestitures is expected to be completed during the first quarter of fiscal 2017. On an annualized basis, these divestitures are expected to remove an estimate of approximately $470 million of segment sales and a comparatively modest amount of segment profit. Each divestiture remains subject to customary closing conditions.

Hedging Activities

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $19 million of net benefit in the current quarter and $18 million of net benefit in the year-ago period. The company identifies these amounts as items impacting comparability within the discussion of unallocated Corporate results.

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CONAGRA FOODS

Other Items

•	Unallocated Corporate amounts were $414 million of expense in the current quarter and $56 million of expense in the year-ago period. Current-quarter amounts included $19 million of hedge-related benefit, as well as $371 million of expense related to other items impacting comparability, the largest of which was a $349 million non-cash charge for the year-end re-measurement of pension amounts. Year-ago period amounts included $18 million of hedge-related benefit, and $12 million of other expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $62 million for the current quarter and $62 million in the year-ago period.

•	Equity method investment earnings were $31 million for the current quarter and $30 million in the year-ago period.

•	Net interest expense was $61 million in the current quarter and $88 million in the year-ago period, reflecting the impact of debt reduction earlier this fiscal 2016.

Capital Items

•	Dividends paid for the quarter totaled $109 million compared with $107 million in the year-ago period.

•	The company did not repurchase any shares during the quarter.

•	The company reached agreements to sell its Spicetec Flavors & Seasonings business and its JM Swank business, each of which is part of the Commercial Foods segment. The two transactions are expected to generate combined net proceeds of approximately $479 million. These proceeds are expected to be utilized as part of a broader balanced capital allocation plan, which includes debt reduction, an attractive dividend, share repurchases, and acquisitions.

•	The company plans to utilize a portion of its capital loss carryforwards generated from the Private Label divestiture to substantially eliminate income taxes related to these transactions that would otherwise be payable. The associated income tax benefit of approximately $147 million has been reflected in the results of discontinued operations for the fourth quarter of fiscal 2016.

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CONAGRA FOODS

•	For the current quarter, capital expenditures for property, plant and equipment relating to continuing operations were $150 million, compared with $103 million in the year-ago period. Depreciation and amortization expense was approximately $92 million for the fiscal fourth quarter compared with a total of $97 million in the year-ago period.

Outlook

The company plans to separate into two independent pure play companies, Conagra Brands and Lamb Weston. The transaction is expected to be structured as a spin-off of the Lamb Weston business, tax free to the company and its shareholders, in the fall of calendar 2016. Prior to the spin-off, each company will host investor events to outline financial goals and priorities.

The company plans to report its fiscal 2017 first quarter results in the ordinary course, as a consolidated enterprise, in September 2016. We expect that first quarter fiscal 2017 will show double-digit comparable year-over-year EPS growth due to a continuation of the productivity, price/mix, and cost discipline initiatives underway, as well as lower interest expense.

Please see the Regulation G reconciliation on page 10 of this document for details on EPS from continuing operations.

Major Items Impacting Fourth-quarter Fiscal 2016 EPS Comparability

Included in the $(0.07) diluted EPS from continuing operations for the fourth quarter of fiscal 2016 (EPS amounts rounded and after tax):

•	Approximately $0.49 per diluted share of net expense, or $349 million pretax, related to the year-end re-measurement of pension amounts. This is all classified within unallocated Corporate expense (all SG&A).

•	As part of a pension accounting methodology adopted in fiscal 2012, the company expenses actuarial gains and losses in excess of the 10% corridor annually at the pension measurement date. This has resulted in a large non-cash year-end pension expense for fiscal 2016, resulting primarily from changes in pension accounting assumptions.

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CONAGRA FOODS

•	Approximately $0.07 per diluted share of net expense, or $50 million pretax, related to intangible impairment charges for the Chef Boyardee brand (all Consumer Foods SG&A).

•	Approximately $0.04 per diluted share of net expense, or $28 million pretax, related to restructuring costs and costs related to the planned spin-off of Lamb Weston. Approximately $10 million of these costs are classified within the Consumer Foods segment ($4 million of COGS/$6 million of SG&A), and $18 million of such costs are classified within unallocated Corporate (all SG&A).

•	Approximately $0.03 per diluted share of net gain, or $19 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.01 per diluted share of expense, or $5 million pretax, associated with a historical lawsuit due to recent developments in certain legal principles at issue in the suit, classified within unallocated Corporate (all SG&A).

•	Approximately $0.01 per diluted share of benefit, or $5 million pretax, from selling certain assets within the Commercial Foods segment (all SG&A).

•	Approximately $0.01 per diluted share of expense from adjustments to prior-year tax credits.

•	$0.01 impact of rounding.

Included in the $0.54 diluted EPS from continuing operations for the fourth quarter of fiscal 2015 (EPS amounts rounded and after tax).

•	Approximately $0.03 per diluted share of net benefit, or $18 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.02 per diluted share of net expense, or $15 million pretax, resulting from restructuring and integration costs. $10 million is classified within the Consumer Foods segment ($6 million of COGS/$4 million of SG&A), and $5 million of this is classified as unallocated Corporate expense (SG&A).

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CONAGRA FOODS

•	Approximately $0.01 per diluted share of net expense, or $5 million pretax, related to the impairment of goodwill and other intangible assets, classified within the Consumer Foods segment (SG&A).

•	Approximately $0.01 per diluted share of net expense, or $7 million pretax, related to the year-end re-measurement of pension amounts.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-627-6590 and 1-719-325-4810, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 8899078. A rebroadcast also will be available on the company’s website. In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

About ConAgra Foods

ConAgra Foods, Inc. (NYSE: CAG) is one of North America’s leading packaged food companies with recognized brands such as Marie Callender’s®, Healthy Choice®, Slim Jim®, Hebrew National®, Orville Redenbacher’s®, Peter Pan®, Reddi-wip®, PAM®, Snack Pack®, Banquet®, Chef Boyardee®, Egg Beaters®, Hunt’s® and many other ConAgra Foods brands found in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

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CONAGRA FOODS

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to successfully complete the spin-off of its Lamb Weston business on a tax-free basis, within the expected time frame or at all; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve its targeted operating efficiencies, cost-saving initiatives, and trade optimization programs; ConAgra Foods’ ability to successfully execute its long-term value creation strategy; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing efforts, whether through pricing actions or changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters and the accident at its former Garner plant; future economic circumstances; industry conditions; the effectiveness of ConAgra Foods’ hedging activities, including volatility in commodities that could negatively impact ConAgra Foods’ derivative positions and, in turn, ConAgra Foods’ earnings; the success of ConAgra Foods’ innovation and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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CONAGRA FOODS

Regulation G Disclosure

Below is a reconciliation of Q4 FY16 and Q4 FY15 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, full FY16 and FY15 diluted earnings per share from continuing operations, and Unallocated Corporate Expense, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q4 FY16 & Q4 FY15 Diluted EPS from Continuing Operations

	Q4 FY16	Q4 FY15	% change
Diluted EPS from continuing operations	$(0.07)	$0.54	N/A
Items impacting comparability:
Net expense related to year-end re-measurement of pension amounts	0.49	0.01
Net expense related to intangible impairment charges	0.07	0.01
Net expense related to restructuring costs and costs related to Lamb Weston spin-off	0.04	0.02
Net benefit related to unallocated mark-to-market impact of derivatives	(0.03)	(0.03)
Net expense related to recent developments in a legacy legal matter	0.01	—
Net expense related to adjustments to prior-year tax credits	0.01	—
Net benefit related to gain on asset sale	(0.01)	—
Rounding	0.01	—

Diluted EPS from continuing operations, adjusted for items impacting comparability	$0.52	$0.55	-5%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q4 FY16	Q4 FY15	% change
Consumer Foods Segment Operating Profit	$230	$309	-26%
Net expense related to restructuring charges	10	10
Net expense related to intangible impairment charges	50	5

Consumer Foods Segment Adjusted Operating Profit	$290	$324	-10%

FY16 & FY15 Diluted EPS from Continuing Operations

	FY16	FY15	% change
Diluted EPS from continuing operations	$1.09	$1.73	-37%
Items impacting comparability:
Net expense related to year-end re-measurement of pension amounts	0.49	0.01
Net expense related to restructuring and integration costs, and costs related to Lamb Weston spin-off (FY16)	0.41	0.08
Net expense related to goodwill and intangible impairment charges	0.07	0.05
Net expense related to debt tender offer	0.04	0.04
Net (benefit) expense related to tax matters	0.03	(0.01)
Net benefit related to Lamb Weston pension plan settlement	(0.03)	—
Net (benefit) expense related to unallocated mark-to-market impact of derivatives	(0.03)	0.05
Net (benefit) expense related to recent developments in a legacy legal matter	0.01	(0.02)
Net benefit related to gain on asset sale	(0.01)	—
Rounding	0.01	—

Diluted EPS from continuing operations, adjusted for items impacting comparability	$2.08	$1.93	8%

Unallocated Corporate Expense Reconciliation

(Dollars in millions)	Q4 FY16	Q4 FY15
Unallocated Corporate Expense	$414	$56
Net expense related to year-end re-measurement of pension amounts	(349)	(7)
Net benefit related to unallocated mark-to-market impact of derivatives	19	18
Net expense related to restructuring and integration costs, and costs related to Lamb Weston spin-off (FY16)	(18)	(5)
Net expense related to recent developments in a legacy legal matter	(5)	—

Adjusted Unallocated Corporate Expense	$62	$62

This press release includes certain non-GAAP financial measures, including diluted earnings per share from continuing operations adjusted for items impacting comparability, adjusted operating profit for the Consumer Foods segment and adjusted unallocated corporate expense. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	FOURTH QUARTER
	Thirteen weeks ended	Fourteen weeks ended
	May 29, 2016	May 31, 2015	Percent Change
SALES
Consumer Foods	$1,693.5	$1,923.3	(11.9)%
Commercial Foods	1,134.0	1,202.2	(5.7)%

Total	2,827.5	3,125.5	(9.5)%

OPERATING PROFIT
Consumer Foods	$229.8	$309.1	(25.7)%
Commercial Foods	155.5	154.0	1.0%

Total operating profit for segments	385.3	463.1	(16.8)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(414.1)	(55.7)	643.4%
Interest expense, net	(61.0)	(88.2)	(30.8)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	$(89.8)	$319.2	N/A

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	FOURTH QUARTER
	Fifty-two weeks ended	Fifty-three weeks ended
	May 29, 2016	May 31, 2015	Percent Change
SALES
Consumer Foods	$7,225.1	$7,565.3	(4.5)%
Commercial Foods	4,417.8	4,371.7	1.1%

Total	11,642.9	11,937.0	(2.5)%

OPERATING PROFIT
Consumer Foods	$1,087.6	$1,068.0	1.8%
Commercial Foods	633.2	566.2	11.8%

Total operating profit for segments	1,720.8	1,634.2	5.3%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(839.4)	(303.9)	176.2%
Interest expense, net	(297.8)	(330.0)	(9.8)%

Income from continuing operations before income taxes and equity method investment earnings	$583.6	$1,000.3	(41.7)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Operations

(in millions, except share and per share data)

(unaudited)

	FOURTH QUARTER
	Thirteen weeks ended	Fourteen weeks ended
	May 29, 2016	May 31, 2015	Percent Change
Net sales	$2,827.5	$3,125.5	(9.5)%
Costs and expenses:
Cost of goods sold	2,066.6	2,318.9	(10.9)%
Selling, general and administrative expenses	789.7	399.2	97.8%
Interest expense, net	61.0	88.2	(30.8)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	(89.8)	319.2	N/A
Income tax expense (benefit)	(33.9)	114.2	N/A
Equity method investment earnings	30.8	29.5	4.4%

Income (loss) from continuing operations	(25.1)	234.5	N/A
Income (loss) from discontinued operations, net of tax	146.0	(23.0)	N/A

Net income	$120.9	$211.5	(42.8)%

Less: Net income attributable to noncontrolling interests	3.3	2.3	43.5%

Net income attributable to ConAgra Foods, Inc.	$117.6	$209.2	(43.8)%

Earnings (loss) per share - basic
Income (loss) from continuing operations	$(0.07)	$0.54	N/A
Income (loss) from discontinued operations	0.34	(0.05)	N/A

Net income attributable to ConAgra Foods, Inc.	$0.27	$0.49	(44.9)%

Weighted average shares outstanding	437.8	427.8	2.3%

Earnings (loss) per share - diluted
Income (loss) from continuing operations	$(0.07)	$0.54	N/A
Income (loss) from discontinued operations	0.34	(0.06)	N/A

Net income attributable to ConAgra Foods, Inc.	$0.27	$0.48	(43.8)%

Weighted average share and share equivalents outstanding	437.8	432.8	1.2%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Operations

(in millions, except share and per share data)

(unaudited)

	FOURTH QUARTER
	Fifty-two weeks ended	Fifty-three weeks ended
	May 29, 2016	May 31, 2015	Percent Change
Net sales	$11,642.9	$11,937.0	(2.5)%
Costs and expenses:
Cost of goods sold	8,552.1	9,061.4	(5.6)%
Selling, general and administrative expenses	2,209.4	1,545.3	43.0%
Interest expense, net	297.8	330.0	(9.8)%

Income from continuing operations before income taxes and equity method investment earnings	583.6	1,000.3	(41.7)%
Income tax expense	225.4	362.1	(37.8)%
Equity method investment earnings	137.8	122.1	12.9%

Income from continuing operations	496.0	760.3	(34.8)%
Loss from discontinued operations, net of tax	(1,161.9)	(1,001.1)	16.1%

Net loss	$(665.9)	$(240.8)	176.5%

Less: Net income attributable to noncontrolling interests	11.1	11.8	(5.9)%

Net loss attributable to ConAgra Foods, Inc.	$(677.0)	$(252.6)	168.0%

Earnings (loss) per share - basic
Income from continuing operations	$1.11	$1.75	(36.6)%
Loss from discontinued operations	(2.68)	(2.35)	14.0%

Net loss attributable to ConAgra Foods, Inc.	$(1.57)	$(0.60)	161.7%

Weighted average shares outstanding	434.4	426.1	2.0%

Earnings (loss) per share - diluted
Income from continuing operations	$1.09	$1.73	(37.0)%
Loss from discontinued operations	(2.65)	(2.32)	14.2%

Net loss attributable to ConAgra Foods, Inc.	$(1.56)	$(0.59)	164.4%

Weighted average share and share equivalents outstanding	438.5	431.3	1.7%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheet

(in millions)

(unaudited)

	May 29, 2016	May 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$834.5	$164.7
Receivables, less allowance for doubtful accounts of $3.7 and $3.8	836.6	739.0
Inventories	1,582.1	1,642.6
Prepaid expenses and other current assets	206.5	168.2
Current assets held for sale	117.0	848.8

Total current assets	3,576.7	3,563.3
Property, plant and equipment, net	2,710.3	2,644.6
Goodwill	4,533.8	4,544.6
Brands, trademarks and other intangibles, net	1,276.8	1,272.5
Other assets	1,067.2	926.8
Noncurrent assets held for sale	225.8	4,486.0

	$13,390.6	$17,437.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$38.8	$7.9
Current installments of long-term debt	571.4	1,007.8
Accounts payable	945.4	1,080.0
Accrued payroll	271.1	206.3
Other accrued liabilities	651.0	647.1
Current liabilities held for sale	54.7	361.0

Total current liabilities	2,532.4	3,310.1
Senior long-term debt, excluding current installments	4,721.9	6,692.9
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,144.1	1,915.9
Noncurrent liabilities held for sale	1.5	713.0
Total stockholders’ equity	3,794.8	4,610.0

	$13,390.6	$17,437.8

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CONAGRA FOODS

ConAgra Foods, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions) (unaudited)

	2016	2015
Cash flows from operating activities:
Net income (loss)	$(665.9)	$(240.8)
Income (loss) from discontinued operations	(1,161.9)	(1,001.1)

Income from continuing operations	496.0	760.3
Adjustments to reconcile income (loss) from continuing operations to net cash flows from operating activities:
Depreciation and amortization	373.9	380.4
Asset impairment charges	62.6	36.0
Lease cancellation expense	55.6	—
Loss on extinguishment of debt	23.9	24.6
Loss on sale of fixed assets	2.3	7.5
Earnings of affiliates less than (in excess of) distributions	(59.5)	(30.8)
Stock-settled share-based payments expense	45.1	35.8
Contributions to pension plans	(11.5)	(12.7)
Pension expense	374.4	(0.8)
Other items	42.9	11.4
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(171.9)	77.3
Inventories	55.4	(112.1)
Deferred income taxes and income taxes payable, net	(290.6)	47.1
Prepaid expenses and other current assets	14.3	(11.4)
Accounts payable	(111.0)	(11.6)
Accrued payroll	88.8	70.8
Other accrued liabilities	54.6	(56.4)

Net cash flows from operating activities - continuing operations	1,045.3	1,215.4
Net cash flows from operating activities - discontinued operations	162.1	265.2

Net cash flows from operating activities	1,207.4	1,480.6

Cash flows from investing activities:
Additions to property, plant and equipment	(429.8)	(351.2)
Sale of property, plant and equipment	42.4	18.3
Purchase of businesses, net of cash acquired	—	(95.7)
Purchase of intangible assets	(10.4)	—
Return of investment in equity method investee	—	391.4
Other items	0.3	—

Net cash flows from investing activities - continuing operations	(397.5)	(37.2)
Net cash flows from investing activities - discontinued operations	2,524.9	(4.4)

Net cash flows from investing activities	2,127.4	(41.6)

Cash flows from financing activities:
Net short-term borrowings	30.9	(150.0)
Issuance of long-term debt	30.0	550.0
Repayment of long-term debt	(2,525.0)	(1,493.5)
Repurchase of ConAgra Foods, Inc. common shares	—	(50.0)
Sale of ConAgra Foods, Inc. common shares	8.6	—
Cash dividends paid	(432.5)	(425.2)
Exercise of stock options and issuance of other stock awards	260.2	153.8
Other items	(8.4)	(13.6)

Net cash flows from financing activities - continuing operations	(2,636.2)	(1,428.5)
Net cash flows from financing activities - discontinued operations	(45.2)	(1.7)

Net cash flows from financing activities	(2,681.4)	(1,430.2)

Effect of exchange rate changes on cash and cash equivalents	(2.0)	(8.8)
Net change in cash and cash equivalents	651.4	—
Add: Cash balance included in assets held for sale at beginning of period	18.4	64.9
Less: Cash balance included in assets held for sale at end of period	—	18.4
Cash and cash equivalents at beginning of year	164.7	118.2

Cash and cash equivalents at end of year	$834.5	$164.7

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